Exhibit 99.1

CSK Auto Announces Appointments of Chief Administrative Officer and Chief Financial Officer

Phoenix, AZ, October 14, 2005 – CSK Auto Corporation (NYSE: CAO), parent company of CSK Auto, Inc., one of the largest automotive parts and accessories retailers in the United States, announced today that it has appointed Don Watson to the position of Senior Vice President and Chief Administrative Officer and James Riley to the position of Senior Vice President and Chief Financial Officer.

Mr. Watson, who has served in the position of Senior Vice President and Chief Financial Officer with the Company since December 1997, will assume responsibility for the Company’s Commercial Sales and Real Estate areas as well as focus on strategic growth opportunities. Mr. Watson has served CSK in various executive capacities since joining the Company in March 1988.

Mr. Riley has over 20 years experience serving in a variety of financial executive and management positions. He currently serves as a senior consultant to Xperianz, a consulting firm, working with systems selection and implementation. Prior to that, he served as Senior Vice President and Chief Financial Officer of Chiquita Brands International.

Mr. Maynard Jenkins, Chairman and Chief Executive Officer of the Company, stated, “Don’s leadership in the Commercial Sales and Real Estate areas along with James’ addition to the Company will strengthen our senior management team, enabling us to continue our mission of improving our financial and operational performance and focus on achievement of our longer-term strategic goals and objectives.”

Messrs. Watson and Riley each will assume their new positions with the Company on or about October 24, 2005.

About CSK Auto, Inc.

Headquartered in Phoenix, Arizona, CSK Auto, Inc. is the largest retailer of automotive parts and accessories in the Western United States and one of the largest retailers of such products in the United States, based, in each case, on its number of stores. As of July 31, 2005, CSK Auto, Inc. operated 1,142 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, and Kragen Auto Parts.

Contact: Brenda J. Bonn

Investor Relations, CSK Auto, Inc.

(602) 631-7483

bbonn@cskauto.com